Exhibit 99.1

ONCOTHYREON TO RECEIVE $5 MILLION PAYMENT

Bellevue, Washington - December 17, 2007 - Oncothyreon Inc. (Nasdaq: ONTY) (TSX:ONY) today announced that it has completed the transfer of certain assays and methodology related to Stimuvax® (BLP25 liposome vaccine) to Merck KGaA of Darmstadt, Germany, triggering a payment to Oncothyreon of $5 million.  The payment will be made under the terms of the amended and restated supply agreement signed in August 2007.

“We are pleased with the progress of our collaboration with Merck KGaA for Stimuvax,” said Robert L. Kirkman, M.D., President and Chief Executive Officer of Oncothyreon.  “Stimuvax is an exciting product candidate with promising Phase 2 data supporting its development as a maintenance therapy after first-line therapy for patients with Stage III non-small cell lung cancer (NSCLC).  There are currently no products approved for this indication, which therefore represents both significant unmet medical need and a potentially large market opportunity.”

Stimuvax is an innovative investigational therapeutic cancer vaccine designed to induce an immune response to cancer cells that express MUC1, a protein antigen widely expressed on common cancers. Merck KGaA currently is conducting a global Phase 3 trial of Stimuvax in patients with unresectable Stage III NSCLC. This global trial, known as START (Stimulating Targeted Antigenic Responses To NSCLC) is expected to enroll more than 1,300 patients in approximately 30 countries. The trial is designed to assess survival in patients receiving best supportive care and Stimuvax compared with patients receiving best supportive care alone.

About the START Trial

The START trial is a randomized, double-blind, placebo-controlled study that will evaluate patients with documented unresectable stage III NSCLC who have had a response or stable disease after at least two cycles of platinum based chemo-radiotherapy. The study has been designed considering scientific advice from the European Medicines Agency (EMEA/CHMP) and has been agreed upon with the U.S. Food and Drug Administration (FDA) through a Special Protocol Assessment (SPA). Data from a randomized Phase IIb trial described below encouraged the initiation of the Phase III program.

For more information on the START trial, or to find a participating center and eligibility criteria, log on to www.nsclcstudy.com or www.clinicaltrials.gov.

About Stimuvax

Stimuvax is an innovative investigational therapeutic cancer vaccine designed to induce an immune response to cancer cells that express MUC1, a protein antigen widely expressed on common cancers. MUC1 is over expressed on many cancers such as lung cancer, breast cancer and colorectal cancer. Stimuvax is thought to work by stimulating the body's immune system to identify and destroy cancer cells expressing MUC1.

A randomized Phase IIb trial was conducted in 171 patients with stage IIIb and IV NSCLC with response or stable disease after first line therapy. While the overall study results were not statistically significant, in the randomization stratum of patients with stage IIIb locoregional disease, Stimuvax showed a median survival of 30.6 months versus 13.3 months in the control group - an improvement of 17.3 months. In the Phase IIb trial, side effects were primarily limited to mild-to-moderate flu-like symptoms, GI disturbances, and mild injection site reactions.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients.  For more information visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon's investors with an understanding of its current intentions and future prospects, this release contains statements that are forward looking, including statements related to payments Oncothyreon may expect to receive; the therapeutic and commercial potential of Stimuvax; future clinical development plans; the details of clinical trials; and the anticipated future size of the market for Stimuvax. These forward-looking statements represent Oncothyreon's intentions, plans, expectations and beliefs and are based on its management's experience and assessment of historical and future trends and the application of key assumptions relating to future events and circumstances.

Forward-looking statements involve risks and uncertainties, including risks and uncertainties related to Oncothyreon's business and the general economic environment. Many of these risks and uncertainties are beyond Oncothyreon's control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements. Risks, uncertainties, and assumptions include those predicting the timing, duration and results of clinical trials, the timing and results of regulatory reviews, the safety and efficacy of Stimuvax, and the possibility of future milestone and royalty payments. There can be no guarantee that the results of earlier trials will be predictive of either safety or efficacy in future trials. These and other risks and uncertainties are described in the reports and other documents filed by Oncothyreon Inc. with the SEC and/or Canadian regulatory authorities.

Although Oncothyreon believes that any forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of the risks and uncertainties associated with Oncothyreon, you are encouraged to review the official corporate documents filed by Oncothyreon Inc. with the securities regulators in United States and Canada with the SEC and on SEDAR.  Oncothyreon is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com

ONCOTHYREON INC., 110 - 110th Avenue NE, Bellevue, WA 98004
Tel: (425) 450-0370   Fax:  (425) 450-0371
ONCOTHYREON CANADA INC.  2011 - 94 St. Edmonton, AB, Canada  T6N 1H1
Tel:  (780) 450-3761   Fax:  (780) 463-0871
http://www.oncothyreon.com